Follow-on Offering of Common Shares
$25,000,000
November 2009
Ticker:  ALNC
www.alliancebankna.com
ALLIANCE FINANCIAL CORPORATION FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-161838
November 2, 2009

Forward Looking Statements
This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements about Alliance Financial Corporation’s (“Alliance” or “ALNC”) future financial condition, operating results, management’s expectations regarding future growth opportunities and business strategy and other statements contained in this presentation that are not historical facts, as well as other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words with similar meaning.  These forward-looking statements are based upon the current beliefs and expectations of Alliance’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the anticipated results discussed in these forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) increases in competitive pressures among financial institutions and businesses offering similar products and services; (4) higher defaults on our loan portfolio than we expect; (5) changes in management’s estimate of the adequacy of the allowance for loan losses; (6) the risks associated with continued
diversification of assets and adverse changes to credit quality; (7) difficulties associated with achieving expected future financial results; (8) legislative or regulatory changes, including changes in FDIC assessments, or changes in accounting principles, policies or guidelines; (9) management’s estimates and projections of interest rates and interest rate policy; and (10) cost savings and accretion to earnings from mergers and acquisitions may not be fully realized or may take longer to realize than expected.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Alliance’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed on any such forward-looking statements, which speak only as of the date they were made.  Except as required by law, Alliance does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.
Free Writing Prospectus Statement
The Company has filed a registration statement (including a prospectus and a related prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the
Company has filed with the SEC for more complete information about the Company and this offering.  You may get these documents for free by visiting EDGAR prospectus if you request it by calling Sandler O’Neill & Partners, L.P. toll-free at (866) 805-4128.
Source Information
Information throughout this presentation whose description includes reference to “SNL” was derived from SNL Financial.  Final peer information as of and for the quarter ended 9/30/09 is not yet available, and therefore is omitted in this presentation.
with the Securities and Exchange Commission and available at the
on the SEC website at www.sec.gov.   Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the
SEC’s
Internet site (http://www.sec.gov ).  Alliance cautions readers not to place undue reliance

Offering Terms
Issuer: Alliance Financial Corporation
Type of Offering: Follow-on Public Offering
Type of Security: Common Stock
Ticker Symbol: ALNC
Exchange: The NASDAQ Global Market
Gross Proceeds: $25.0 Million
Over-Allotment Option: 15%
Use of Proceeds: General corporate purposes, including
continued organic growth, potential
acquisitions and repayment of debt
Sole Manager: Sandler O’Neill + Partners, L.P.

Snapshot of Alliance Financial
• Continuing capital generation through earnings retention
• Capital ratios comfortably exceed well-capitalized
thresholds
• Redeemed TARP Senior Preferred Stock; approved by
OCC and Federal Reserve without conditions
Capital
• Asset quality metrics superior to peer averages
• Alliance does not originate non-recourse residential or
commercial construction loans
• Alliance is a conventional residential mortgage lender
No sub-prime, Alt-A or loans to residential or
condo developers
Stayed in our Central New York market
• Alliance maintains a conservative investment portfolio
High-quality investment grade portfolio
$9.7 million net unrealized gains at 9/30/09
No OTTI issues
Asset Quality
• Record net income in 2008
• 2009 first nine months earnings exceed analyst consensus
estimates
• Net income at historical highs 4 of past 6 quarters
Earnings
• Share price outperformed SNL index of $1B - $5B banks
over 1, 3 and 5 year periods
• Four consecutive years of dividend increases
• Added to Russell 3000 Index June 2009
Shareholder Value

Summary Statistics – September 30, 2009
Assets: $1.5 Billion
Loans: $927.7 Million
Deposits: $1.1 Billion
Tangible Common Equity: $82.3 Million
Tangible Common Book Value per Share: $17.84
Shares Outstanding (at October 29, 2009): 4,624,635
Banking Offices: 29
Market Capitalization (at October 29, 2009): $121.9 Million
Insider Ownership: 8.0%

Alliance Bank, N.A.
Experienced and Seasoned Senior Management Team
Title
Age
Years in
Banking
Years with
Alliance
Jack H. Webb President & CEO 57 35 10
John H. Watt, Jr. Executive Vice
President
51 25 6
J. Daniel Mohr Executive Vice
President & CFO
45 13 3
James W. Getman Executive Vice
President & Senior
Loan Officer
61 39 10
Steven G. Cacchio Senior Vice President 45 18 11
Claudia J. Tavernese Senior Vice President
Risk Management
61 24 6

Fort Drum
Watertown
Fulton
Rome
Utica
Auburn
Canandaigua
Geneva
Cortland
Ithaca
Oneonta
37.5mi
Copyright (C) 2009 SNL Financial LC. All rights reserved

Alliance Financial Corporation

7 Alliance Bank N.A. Branch Franchise

• Strong Earnings Performance Driven by Significant Net Interest Margin Growth and
Diversified Revenue Stream
• Emphasis on Core Deposits and Relationship Banking
• Controlled Organic Growth With Continued Opportunity to Exploit Competitive
Market Dislocation
• Geographic Market Positioning
• Leading Community Bank in our Footprint, with Strong Brand Recognition
• Strong Asset Quality, Capital Ratios, and Liquidity
13
th
Bank to redeem TARP Senior Preferred Stock; approved by OCC and
Federal Reserve without conditions following review of internal stress tests
Conservative Securities Portfolio
• Experienced Board and Management Team
• Insider Commitment: Substantially all Directors’ Fees Deferred to Purchase Alliance
Common Stock
• Proven Ability to Execute Acquisitions
Why Invest in Alliance Financial Corp.

Alliance Growth History: Seamless Integrations
Alliance has been successful in complementing organic growth with acquisitions and de-novo expansion.
Acquisitions
• Q4 2006 – Bridge Street Financial Corporation
$252 million fair value of assets acquired
$173 million fair value of deposits assumed
7 Branches
Contiguous to existing footprint
Bridge Street cost reductions exceeded 40%
• Q1 2005 – HSBC Trust Portfolio
$560MM Portfolio of managed assets - Buffalo, NY Office
Non-interest sensitive revenue from HSBC acquisition key to diversification
De-novo expansion
• Onondaga County, NY
2000 to 2006 - Opened 8 branches in the greater Syracuse area

✓

✓

Thousands
12.5% CAGR

Alliance Financial Corporation

Rate of growth enhanced by acquisition of Bridge Street Financial in 2006
Greater opportunity for organic growth with competitive dislocations
Consistent Balance Sheet Growth
$0
$200,000
$400,000
$600,000
$800,000
$1,000,000
$1,200,000
$1,400,000
$1,600,000
2005 2005 2005 2005 2006 2006 2006 2006 2007 2007 2007 2007 2008 2008 2008 2008 2009 2009 2009
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
Total Assets

Year To Date
7.3
-32.9
9.9
-40.0
-30.0
-20.0
-10.0
0.0
10.0
20.0
Price Change (%)
SNL Mid-Atlantic Bank
SNL Bank $1B-$5B
ALNC
One Year
-17.3
-36.0
15.5
-40.0
-30.0
-20.0
-10.0
0.0
10.0
20.0
Price Change (%)
SNL Mid-Atlantic Bank
SNL Bank $1B-$5B
ALNC
Three Year
-55.7
-61.0
-12.8
-70.0
-60.0
-50.0
-40.0
-30.0
-20.0
-10.0
0.0
Price Change (%)
SNL Mid-Atlantic Bank
SNL Bank $1B-$5B
ALNC
Five Year
-50.1
-55.2
-7.0
-60.0
-50.0
-40.0
-30.0
-20.0
-10.0
0.0
Price Change (%)
SNL Mid-Atlantic Bank
SNL Bank $1B-$5B
ALNC

Alliance Financial Corporation

11 Historical Stock Price Performance Through 10/30/09 Stock performance significantly and consistently better than peer indexes

2005
2006
2007
2008
2009 YTD

1Q2005
2Q2005
3Q2005
4Q2005
1Q2006
2Q2006
3Q2006
4Q2006
1Q2007
2Q2007
3Q2007
4Q2007
1Q2008
2Q2008
3Q2008
4Q2008
1Q2009
2Q2009
3Q2009

Alliance Financial Corporation

Net Income Growth Driven by Higher Margin
$0
$500
$1,000
$1,500
$2,000
$2,500
$3,000
$3,500
(000's)
Quarterly Net Income
Net Income Tarp Dividend
$0
$2,000
$4,000
$6,000
$8,000
$10,000
$12,000
(000's)
Annual and YTD 9/30 Net Income
Net Income Tarp Dividend
3.47%
2.93%
3.62%
0.00%
0.50%
1.00%
1.50%
2.00%
2.50%
3.00%
3.50%
4.00%
4.50%
Tax Equivalent Net Interest Margin
ALNC SNL Banks $1B - $5B

Disciplined community banking philosophy delivers relatively stable return on equity
Performance superior to peer indexes
Return on Average Equity
-20.00%
-16.00%
-12.00%
-8.00%
-4.00%
0.00%
4.00%
8.00%
12.00%
16.00%
2005
Q1
2005
Q2
2005
Q3
2005
Q4
2006
Q1
2006
Q2
2006
Q3
2006
Q4
2007
Q1
2007
Q2
2007
Q3
2007
Q4
2008
Q1
2008
Q2
2008
Q3
2008
Q4
2009
Q1
2009
Q2
2009
Q3
Alliance SNL Banks $1B - $5B

Loan classifications based on regulatory reporting guidelines
Further detail on CRE included in appendix
Loan Portfolio by Type
Residential
Mortgage
38.3%
Owner
Occupied
CRE
6.3%
Non-Owner
Occupied
CRE
3.9%
Commercial
Construction
0.4%
Commercial
and
Industrial
11.7%
Leases, Net
8.3%
Indirect Auto
21.0%
Home equity
LOC
6.9%
Consumer
3.2%
(Dollars in Thousands)
September 30, 2009
Deposit Type Amount % of Total
Residential Mortgage 353,721 $   38.3%
Owner Occupied CRE 57,930 6.3%
Non-Owner Occupied CRE 36,323 3.9%
Commercial Construction 3,712 0.4%
Commercial and Industrial 108,507 11.7%
Leases, Net 76,117 8.3%
Indirect Auto 194,267 21.0%
Home equity LOC 63,434 6.9%
Consumer 29,519 3.2%
Total 923,530 $   100.0%

Exceptional asset quality given operating environment
Consistently superior to peer averages
Reflects disciplined underwriting, low volatility of regional economy and real estate market
Asset Quality
(Dollars in Thousands)
6/30/2008 9/30/2008 12/31/2008 3/31/2009 6/30/2009 9/30/2009
30 Days past due 5,915 $       5,622 $       11,124 $     8,938 $      8,990 $       9,993 $
60 days past due 1,019 555 4,736 3,168 3,788 2,141
90 days past due and still accruing 52 217 126 299 23 127
Non-accrual 5,776 4,507 4,352 5,620 7,588 10,084
Total non-performing loans and leases 5,828 4,724 4,478 5,919 7,611 10,211
ORE and repossessed assets 138 328 657 829 373 340
Total non-performing assets 5,966 $       5,052 $       5,135 $       6,748 $      7,984 $       10,551 $
Non-performing loans/total loans 0.65% 0.52% 0.49% 0.64% 0.81% 1.10%
Non-performing assets/total assets 0.45% 0.37% 0.38% 0.48% 0.55% 0.72%
SNL Banks $1B - $5B 1.78% 2.21% 2.69% 3.45% 3.95% n/a
Allowance for credit losses 8,651 $       8,875 $       9,161 $       9,707 $      9,859 $       10,006 $
Allowance/total loans 0.96% 0.97% 1.01% 1.05% 1.05% 1.08%
Allowance/NPL's 148% 188% 205% 164% 130% 98%
SNL Banks $1B - $5B (Allow./NPA's) 60% 52% 47% 41% 38% n/a
Net charge-offs 844 $          625 $          1,690 $       1,204 $      1,648 $       978 $
Net charge-offs/average loans 0.37% 0.28% 0.74% 0.53% 0.71% 0.42%
SNL Banks $1B - $5B 0.83% 0.89% 1.67% 1.20% 2.21% n/a
Provision/net charge-offs 155% 136% 117% 145% 109% 115%
SNL Banks $1B - $5B 154% 151% 150% 153% 123% n/a

Modest upward trend in NPA’s reflect general macroeconomic conditions
Non-Performing Assets at 1/5
th
of $1B - $5B peer banks
Non-Performing Assets/Total Assets
0.00%
0.50%
1.00%
1.50%
2.00%
2.50%
3.00%
3.50%
4.00%
4.50%
2005 2005 2005 2005 2006 2006 2006 2006 2007 2007 2007 2007 2008 2008 2008 2008 2009 2009 2009
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3
Alliance SNL Banks $1B - $5B

✓

✓

- 
- 
- 
-

Thousands
12.4% CAGR

Alliance Financial Corporation

Deposit growth a combination of acquisition driven and organic growth
Recent core deposit growth initiatives enhanced by:
Flight to quality/safety
Strong balance sheet
High brand awareness
Upgraded treasury management and internet banking platform
Total Deposits
$0
$200,000
$400,000
$600,000
$800,000
$1,000,000
$1,200,000
2005
Q1
2005
Q2
2005
Q3
2005
Q4
2006
Q1
2006
Q2
2006
Q3
2006
Q4
2007
Q1
2007
Q2
2007
Q3
2007
Q4
2008
Q1
2008
Q2
2008
Q3
2008
Q4
2009
Q1
2009
Q2
2009
Q3
Thousands

(Dollars in Thousands)
September 30, 2009
Deposit Type
Amount % of Total
Noninterest Bearing Demand 151,998 $     14.0%
Interest Bearing Demand 119,048        11.0%
Savings 93,329          8.6%
Money Market 330,345        30.4%
CD's, $100,000 or more 109,477        10.1%
CD's, Less than $100,000 168,027        15.5%
Brokered CD's 112,687        10.4%
Total 1,084,911 $  100.0%
Noninterest
Bearing
Demand
14.0%
Interest
Bearing
Demand
11.0%
Savings
8.6%
Money Market
30.4%
CD's >=
$100,000
10.1%
CD's <
$100,000
15.5%
Brokered
CD's
10.4%
Growing, diversified deposit base
Incentive programs focused on demand account growth
Deposit Composition

Deposit Market Share
Cortland
County
Onondaga
County
2009
Rank
Institution (ST)
Number of
Branches
Total Deposits
in Market
Total Market
Share (%)
2009
Rank
Institution (ST)
Number of
Branches
Total Deposits
in Market
Total Market
Share (%)
1 1 Alliance Financial Corp. (NY) 5 235,792 38.93 1 1 M&T Bank Corp. (NY) 28 2,150,223 27.00
2 2 First Niagara Finl Group (NY) 3 156,219 25.79 2 2 KeyCorp (OH) 20 1,608,971 20.20
3 3 KeyCorp (OH) 2 64,782 10.70 3 3 HSBC Holdings plc 17 1,025,255 12.87
4 4 HSBC Holdings plc 1 52,258 8.63 4 4 JPMorgan Chase & Co. (NY) 11 603,922 7.58
5 5 M&T Bank Corp. (NY) 2 27,264 4.50 5 6 Bank of America Corp. (NC) 14 548,446 6.89
Total For Institutions In Market 17 605,620 9 9 Alliance Financial Corp. (NY) 13 328,558 4.13
Total For Institutions In Market 138 7,964,040
Onondaga, NY
Madison
County
Oswego
County
2009
Rank
Institution (ST)
Number of
Branches
Total Deposits
in Market
Total Market
Share (%)
2009
Rank
Institution (ST)
Number of
Branches
Total Deposits
in Market
Total Market
Share (%)
1 1
Oneida Financial Corp. (MHC)
(NY) 8 450,325 44.38 1 1
Pathfinder Bancorp Inc. (MHC)
(NY) 14 316,215 24.69
2 2 Alliance Financial Corp. (NY) 5 357,693 35.25 2 8 JPMorgan Chase & Co. (NY) 1 233,969 18.27
3 3 KeyCorp (OH) 3 91,065 8.97 3 2 Fulton Savings Bank (NY) 6 189,418 14.79
4 4 Royal Bank of Scotland Group 2 63,873 6.29 4 3 HSBC Holdings plc 2 173,963 13.58
5 5 M&T Bank Corp. (NY) 2 28,732 2.83 5 5 Alliance Financial Corp. (NY) 4 133,223 10.40
Total For Institutions In Market 22 1,014,712 Total For Institutions In Market 37 1,280,764
Syracuse MSA
2009
Rank
2008
Rank Institution (ST)
Number of
Branches
Total Deposits
in Market
Total Market
Share (%)
1 1 M&T Bank Corp. (NY) 30 2,178,955 21.24
2 2 KeyCorp (OH) 28 1,832,771 17.86
3 3 HSBC Holdings plc 19 1,199,218 11.69
4 5 JPMorgan Chase & Co. (NY) 13 860,575 8.39
5 4 Alliance Financial Corp. (NY) 22 819,474 7.99
Total For Institutions In Market 197 10,259,516
No. 1 and No. 2, respectively, in legacy counties of Cortland and
Madison
Substantial growth opportunity in Syracuse as locally headquartered alternative to mega-banks
Sources: SNL Securities, FDIC
2008
Rank
2008
Rank
2008
Rank
2008
Rank

Pro Forma Capital Ratios
5.8%
7.4%
11.5%
12.7%
7.5%
9.2%
13.9%
15.0%
0.0%
4.0%
8.0%
12.0%
16.0%
TCE/TA Tier 1 Leverage Tier 1 RB Capital Total RB Capital
September 30, 2009 Pro-Forma
Strong balance sheet supported by ample tangible common equity
Regulatory capital ratios comfortably above well-capitalized thresholds
Capital levels following $25 million common offering provides support for organic growth and future acquisition opportunities
Note:  Pro forma ratios based on Company balance sheet as of 9/30/09 with additional $25 million of common equity.  Risk-based ratio assumes all $25 million immediately invested in 100% risk-weighted assets.  No additional asset growth is assumed.

Looking Ahead
• Focus on Organic Growth
Take advantage of dislocation of competitive market, particularly in commercial lending
Focus on relationships to increase deposit penetration
Strong internet banking platform with unique brand introduced in 2009
• Profitability
Continued focus on net interest margin
Quality earning-asset growth
Core deposit focus
Diligent expense control
• Continued Emphasis on Credit Quality
• Acquisition Opportunities Enhanced by Market Dislocations
Whole bank
Branches
Asset management

Appendices

Experienced Management Team
Jack H. Webb
Chairman and Chief Executive Officer of Alliance Financial Corporation and President and CEO of Alliance Bank, N.A.  A career banker, Mr. Webb joined Alliance Bank, N.A. as President in May of 2000, after a 26-year career with Chase Manhattan Bank and its predecessors.  In May of 2001, he was named Chief Executive Officer of Alliance Bank, N.A. and President of Alliance Financial Corp.
In January of 2002, Webb was named to his current positions of Chairman and CEO of Alliance Financial Corp. and retained the titles of President and CEO of Alliance Bank, N.A.
John H. Watt, Jr.
Executive Vice President and director of Alliance Financial Corporation.  Mr. Watt began at Alexander & Green as an associate attorney in 1984 and in 1985, moved to J.P. Morgan Chase and its predecessors where he worked in various managerial roles as a
Managing Director for 18 years.  In June of 2003, Mr. Watt joined Alliance Financial Corporation.
J. Daniel Mohr
Treasurer and Chief Financial Officer for Alliance Financial Corporation, and Executive Vice President and Chief Financial Officer for
its wholly owned subsidiary, Alliance Bank, N.A.  Mr. Mohr came to Alliance Financial Corporation in 2006 from Partners Trust
Financial Group, Inc. where he held the position of Senior Vice President and Chief Financial Officer.  Prior to joining Partners Trust
Financial Group in 2004, he was Chief Financial Officer for The Pioneer Companies and before that, Vice President, Treasurer and
Chief Financial Officer for Skaneateles Bancorp.
James W. Getman
Executive Vice President and Senior Loan Officer for Credit Management and Administration for Alliance Bank, N.A. since 1999.
Mr. Getman began his career in 1970 at Hartford National Bank and from there he moved on to Key Bank until 1972.  He held the position of Assistant Vice President at Walter E. Heller & Company from 1978 to 1980 and Vice President, Senior Team Leader at
Chase Manhattan Bank from 1980 to 1996.  He then moved on to Cayuga Bank as Vice President and Senior Credit Officer from
1997 to 1999 and then joined Alliance Bank, N.A. in 1999.
Steven G. Cacchio
Senior Vice President for Alliance Bank, N.A. Mr. Cacchio began his career as Bank Examiner at the Office of the Comptroller of the
Currency in June 1994. Mr. Cacchio joined Alliance Bank in 2000 and has served in a variety of management roles and is currently responsible for all of the consumer lines of business at Alliance.
Claudia J. Tavernese
Senior Vice President of Risk Management at Alliance Bank, N.A. Ms. Tavernese came to Alliance Bank in 2003. Previously, she worked for 18 years in various capacities at two community bank’s in the Central New York area.

Ample Liquidity
Immediate wholesale funding capacity of $363.6 million
Note: Unpledged securities does not include an additional $80.2 million that could be made available by replacing the pledged security on certain overpledged deposit accounts with a security of a lesser amount sufficient to cover the deposit account balance.
$-
$20,000
$40,000
$60,000
$80,000
$100,000
$120,000
$140,000
Unpledged Securities FHLB Availability Federal Reserve Line Correspondent Lines
Thousands
Wholesale Borrowing Capacity 9/30/09

Active Interest Rate Risk Management
• Interest rate risk position is measured monthly using net interest income simulation modeling
• Conservative philosophy focused on managing risk within acceptable tolerances
• Impact of gradual 12 month increase in interest rates of 200 bp on net interest income indicates acceptable risk
Approximately 3% decrease in net interest income over two year simulation period
• Strategy highlights:
Sell all monthly payment, fixed-rate residential mortgage originations
Retain bi-weekly fixed-rate mortgages and variable rate mortgages
More than $200 million of wholesale funding termed out since 2007 with maturities between 2 and 5 years
Average maturity of FHLB advances 2.6 years at 9/30/09

Alliance Investment Management
• Alliance Investment Management, a division of Alliance Bank with trust powers, had
$778 million of assets under management at 9/30/09.
• Year to date revenue for this business is $5.3 million. Year end 2008 revenue was
$8.7 million.
• In 2005 Alliance acquired $560 million in trust assets under management from HSBC and established a trust administration office in Buffalo New York.

Commercial Real Estate – Additional Detail
• Commercial Construction loan balances - $3.7 million
Non-owner occupied - $2.4 million
$255,000 average
Owner-occupied - $495,000
Commercial development - $835,000
• Nonperforming commercial mortgages - $2.9 million
Non-owner occupied - $911,000
$114,000 average
Owner-occupied - $1.9 million
$196,000 average

Loan and Lease Portfolio by Risk
Rating as of 9/30/09
Dollars in Thousands
Total
Commercial
Loans and
Mortgages Leases
Residential
Mortgages
Indirect and
Consumer
Loans
Pass/Not Rated 885,012 $   178,495 $   65,576 $     353,721 $   287,220 $
Special Mention 17,176 16,513 663 - -
Substandard 18,269 9,792 8,477 - -
Impaired - Specific Allocation 3,046 1,645 1,401 - -
Doubtful 27 27 - - -
Loss - - - - -
Total loans and leases, net of unearned discount 923,530 $   206,472 $   76,117 $     353,721 $   287,220 $

2009 YTD net charge-offs in lease portfolio (% of total)	$ 3.3 / 86.6%

Lease charge-offs concentrated in four segments of equipment lease portfolio:

• Aggregate segment balances	$ 8.2 / 10.8%
• 2009 aggregate charge-offs	$ 2.4 / 72.9%
• Weighted average historical loss rate	16.5%
• Delinquency %	29.8%
• Allowance allocation as of September 30	$ 1.8 / 21.3%

The remaining equipment lease portfolio:

• Balance	$ 67.9 / 89.2%
• Aggregate charge-offs	$ 0.9 / 27.1%
• Weighted average historical loss rate	0.04%
• Delinquency %	3.2%
• Allowance allocation as of September 30	$ 0.9 / 1.4%

- Alliance ceased origination of all leases in 3rd quarter 2008
- Total lease portfolio balances $115.0, $104.7 mm, $76.1 mm at 9/30/08, 12/31/08, 9/30/09, respectively.

Alliance Financial Corporation

29 Equipment Lease Portfolio Segmentation YTD and as of September 30, 2009 ($ in Millions)

High Performing Indirect Auto Portfolio
Dollars in Thousands
December
31, 2007
% of Period
end Balance
December
31, 2008
% of Period
end Balance
September
30, 2009
% of Period
end Balance
Credit Score at Date or Origination:
Premium 720+ 137,095 $   77.8% 139,509 $   76.3% 146,644 $   75.5%
Level A 719 - 679 21,405 12.2% 23,177 12.7% 17,061 8.8%
Level B 678 - 630 7,668 4.4% 9,921 5.4% 17,683 9.1%
Level C 629 - 600 709 0.4% 781 0.4% 3,497 1.8%
Level D 599 - 1,168 0.7% 1,507 0.8% - 0.0%
No Score 8,070 4.6% 7,912 4.3% 9,382 4.8%
176,115 $   100.0% 182,807 $   100.0% 194,267 $   100.0%
Full Year 2007 Full Year 2008 YTD 2009
Amount % of Portfolio Amount % of Portfolio Amount % of Portfolio
Net Charge-offs 92 $            0.05% 204 $          0.11% 139 $          0.07%
Delinquency 887 0.50% 945 0.52% 950 0.49%

Dollars in Thousands
September 30, 2009 June 30, 2009 December 31, 2008
Amortized
Cost
Fair
Value
Amortized
Cost
Fair
Value
Amortized
Cost
Fair
Value
Securities available-for-sale
Debt securities:
U.S. Treasury obligations $      100         $    100    $       101 $   101 $      101 $   102
Obligations of government-
sponsored corporations 6,189 6,509 6,651 6,801 34,489 35,143
Obligations of states and
political subdivisions 82,762 86,131 82,737 84,788 89,154 91,033
Mortgage-backed securities
(1)
295,025 300,828 271,684 274,782 167,753 169,960
Total debt securities 384,076 393,568 361,173 366,472 291,497 296,238
Stock investments:
Equity securities 1,958 2,151 1,958 2,023 1,958 1,923
Mutual funds 1,000 1,011 1,000 995 1,000 988
Total stock investments 2,958 3,162 2,958 3,018 2,958 2,911
Total available-for-sale
$387,034 $396,730 $364,131   $369,490 $294,455 $299,149
Net unrealized gains $ 9,696
(2)
$ 5,359 $ 4,694
Conservative Securities Portfolio
(1) Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the full faith and credit of the federal government.
(2)   Gross unrealized losses of only $147,000.

Historical Balance Sheet
Dollars in Thousands 2005 FY 2006 FY 2007 FY 2008 FY 2009 FQ3 YTD
Assets
Cash and due from banks 17,972 27,398 30,704 21,172 24,820
Federal funds sold 4,906 0 0 26,918 0
Securities available-for-sale 261,368 254,002 272,713 299,149 396,730
Federal Home Loan Bank of New York (“FLHB”) and Federal Reserve Bank
(“FRB”) stock 6,126 7,985 9,507 11,844 11,821
Loans held-for-sale 0 1,155 3,163 875 1,365
Loans and leases, net of unearned income and deferred costs 654,086 881,411 895,533 910,755 927,732
Allowance for credit losses 4,960 7,029 8,426 9,161 10,006
Net loans and leases 649,126 874,382 887,107 901,594 917,726
Premises and equipment, net 13,032 20,125 21,560 21,202 20,388
Accrued interest receivable 3,915 4,605 4,501 4,218 4,988
Bank-owned life insurance 9,565 16,449 17,084 24,940 25,693
Assets held for sale 0 2,367 0 0 0
Goodwill 0 33,456 32,187 32,073 32,073
Intangible assets, net 9,671 14,912 13,183 11,528 10,365
Other assets 7,575 16,131 15,305 11,845 10,307
Total assets 983,256 1,272,967 1,307,014 1,367,358 1,456,276
Liabilities and shareholders' equity
Liabilities
Deposits
Non-interest-bearing deposits 91,883 129,575 138,691 140,845 151,998
Interest-bearing deposits 647,235 806,021 806,539 797,037 932,913
Total deposits 739,118 935,596 945,230 937,882 1,084,911
Borrowings 150,429 179,650 200,757 238,972 201,240
Accrued interest payable 2,261 2,651 3,903 3,037 1,177
Other liabilities 11,567 19,790 15,790 17,212 18,404
Junior subordinated obligations issued to unconsolidated subsidiary trusts
10,310 25,774 25,774 25,774 25,774
Total liabilities 913,685 1,163,461 1,191,454 1,222,877 1,331,506
Shareholders' equity
Preferred Stock 0 0 0 26,331 0
Common stock 3,979 4,895 4,889 4,901 4,937
Surplus 11,185 38,986 38,847 41,922 42,865
Unamortized value of restricted stock (1,453) 0 0 0 0
Undivided profits 66,740 70,658 75,844 81,110 83,988
Accumulated other comprehensive income (1,700) (2,122) 1,205 971 4,051
Directors' stock-based deferred compensation plan 0 0 0 (2,098) (2,415)
Treasury stock
Common Stock (9,180) (2,911) (5,225) (8,656) (8,656)
Preferred Stock 0 0 0 0 0
Total shareholders' equity 69,571 109,506 115,560 144,481 124,770
Total liabilities & shareholders'  equity 983,256 1,272,967 1,307,014 1,367,358 1,456,276

Historical Income Statement
Dollars in Thousands except per Share Amounts 2004 FY 2005 FY 2006 FY 2007 FY 2008 FY 2009 FQ3 YTD
Interest Income 40,757 46,255 57,673 71,032 67,964 47,893
Interest Expense 12,684 19,336 29,951 38,550 30,267 15,996
Net Interest Income 28,073 26,919 27,722 32,482 37,697 31,897
Provision for Loan Losses 984 144 2,477 3,790 5,502 4,675
Investment Management Income 1,778 7,864 8,895 9,180 8,670 5,289
Service Charges on Deposits 3,056 2,957 4,316 5,296 5,164 3,758
Gain on Sale of Loans 197 163 126 192 252 505
Bank-owned Life Insurance Revenue 810 402 455 635 856 753
Insurance Revenue 0 0 615 1,855 1,583 1,027
Other Noninterest Income 2,619 2,871 3,223 4,146 3,490 2,541
Total Noninterest Income 8,460 14,257 17,630 21,304 20,015 13,873
Realized Gain/Loss on Securities 717 (19) (2) (12) 137 1,015
Nonrecurring Revenue 0 0 86 0 208 0
Compensation & Benefits 14,919 17,150 16,257 18,281 19,823 14,728
Occupancy and Equipment 5,295 5,746 6,460 6,765 7,032 5,279
Marketing and Promotion Expense 794 921 1,128 1,237 1,090 727
Professional Fees 1,676 2,385 2,654 2,845 2,661 2,165
Tech & Communications Expense 614 603 744 827 791 594
Amrt of Intang & Goodwill Impair 0 418 797 1,729 1,622 1,163
Foreclosure & Repo 0 0 0 43 (71) NA
Other Expense 3,787 4,129 4,767 5,798 6,430 6,534
Total Noninterest Expense 27,085 31,352 32,807 37,525 39,378 31,190
Nonrecurring Expense 0 0 1,079 113 0 676
Net Income before Taxes 9,181 9,661 9,073 12,346 13,177 10,244
Provision for Taxes 1,926 2,154 1,762 2,869 2,820 2,293
Effective Tax Rate (%) 20.98 22.30 19.42 23.24 21.40 22.38
Net Income 7,255 7,507 7,311 9,477 10,357 7,951
Net Income Attributable to Noncontrolling Int 0 0 0 0 0 0
Preferred Dividends 0 0 0 0 47 755
Other Preferred Dividends after Net Income 0 0 0 0 0 329
Net Income Avail to Common 7,255 7,507 7,311 9,477 10,310 6,867
Net Income for Diluted EPS 7,255 7,507 7,311 9,477 0 0
EPS after Extra ($) 2.00 2.05 1.88 1.98 2.24 1.49